Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-170718, No. 333-206482 and No. 333-215094) on Form S-8 of R1 RCM Inc. of our report dated April 20, 2018, with respect to the consolidated balance sheets of Intermedix Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in this Form 8‑K/A of R1 RCM Inc. dated July 24, 2018.
/s/ KPMG LLP
Fort Lauderdale, Florida
July 24, 2018